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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement (No. 333-79211) of the Sharper Image Corporation on Pre-Effective Amendment No. 1 to Form S-2 of our reports dated March 26, 1999 included and incorporated by reference in the Annual Report on Form 10-K of Sharper Image Corporation for the year ended January 31, 1999 and to the use of our report dated March 26, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the heading "Summary Financial Data and Operating Statistics", "Selected Financial Data" and "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP

San Francisco California
June 15, 1999